As filed with the Securities and Exchange Commission on November 20, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Trimble Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-2802192
(State of incorporation)	(IRS Employer Identification No.)
10368 Westmoor Drive, Westminster, CO 80021
(Address of principal executive offices)

Trimble Inc. Amended and Restated 2002 Stock Plan
(Full Title of the Plan)

Jennifer A. Allison General Counsel Trimble Inc. 10368 Westmoor Drive, Westminster, CO 80021 (Name and address of agent for service)

(720) 887-6100 (Telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☐
Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8, the Registrant is filing this registration statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to include an additional 10,000,000 shares of common stock, $0.001 par value (“Common Stock”) of the Registrant under the Registrant’s Amended and Restated 2002 Stock Plan. Pursuant to such Instruction E, the contents of the Registrant’s Forms S-8, on Registration Statements No. 333-97979 filed on August 13, 2002, No. 333‑118212 filed on August 13, 2004, No. 333‑138551 filed on November 9, 2006, No. 333-161295 filed on August 12, 2009, No. 333-183229 filed on August 10, 2012, No. 333-222502 filed on January 11, 2018, and No. 333-250834 filed on November 20, 2020, are hereby incorporated by reference, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein. The documents containing the information specified in Part I of the instructions to the registration statement on Form S-8 will be sent or given to participants in the plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933. Such documents are not being filed with the Commission as part of this Registration Statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 2025 filed on April 25, 2025 (the “Annual Report”); and, to the extent incorporated by reference in the Annual Report, the Registrant’s Definitive Proxy Statement on Form DEF 14A filed on April 30, 2025.
(b) The Registrant’s Quarterly Reports on Form 10-Q, for the quarter ended April 4, 2025, filed on May 12, 2025, for the quarter ended July 4, 2025, filed on August 6, 2025 and for the quarter ended October 3, 2025, filed on November 5, 2025;
(c) The Registrant’s Current Reports on Form 8-K filed on January 15, 2025, February 19, 2025, March 26, 2025, April 29, 2025, June 18, 2025, and August 18, 2025, except any report or portion of a report that is not deemed filed; and
(d) The description of the Registrant’s Common Stock which is contained in Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on February 28, 2020.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of the registrant or document that is not deemed filed under such provisions. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Article VIII of the Registrant’s By-Laws requires indemnification of directors and officers of the Corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Article VIII of the Registrant’s By-Laws allows empowers the Registrant to purchase insurance on behalf of any person whom the Registrant is required or permitted to indemnify.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit.
Article SIXTH of the Registrant’s Certificate of Incorporation provides that the Registrant shall indemnity its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, including the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Any repeal or modification of Article SIXTH by the stockholders of the Registrant shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Registrant existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
The Registrant has entered into indemnification agreements with each of the Registrant’s current directors and executive officers which provide for indemnification of, and advancement of expenses to, such persons to the fullest extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are discretionary under Delaware law. In addition, the Registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.
Item 8. Exhibits

Exhibit No.	Description of Exhibit	Filed herewith or incorporated by reference to:
4.1	Trimble Inc. Amended and Restated 2002 Stock Plan	Appendix B to the Registrant’s Definitive Proxy Statement on Form DEF 14A, filed on April 16, 2024
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered	Filed herewith
23.1	Consent of Independent Registered Accounting Firm	Filed herewith
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page herein)
107	Filing Fee Table	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California on the 20th day of November, 2025.

TRIMBLE INC.

By:	/s/ ROBERT G. PAINTER
Robert G. Painter
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints each of Robert G. Painter and Phillip Sawarynski as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ROBERT G. PAINTER Robert G. Painter	President, Chief Executive Officer & Director (Principal Executive Officer)	November 20, 2025
/s/ PHILLIP SAWARYNSKI Phillip Sawarynski	Chief Financial Officer (Principal Financial Officer)	November 20, 2025
/s/ KENNETH BEMENT Kenneth Bement	Chief Accounting Officer (Principal Accounting Officer)	November 20, 2025
/s/ JAMES C. DALTON James C. Dalton	Director	November 20, 2025
/s/ BÖRJE EKHOLM Börje Ekholm	Director	November 20, 2025
/s/ KAIGHAM (KEN) GABRIEL Kaigham (Ken) Gabriel	Director	November 20, 2025
Meaghan Lloyd	Director
/s/ RON S. NERSESIAN Ron S. Nersesian	Director	November 20, 2025
/s/ MARK S. PEEK Mark S. Peek	Director	November 20, 2025
/s/ KARA SPRAGUE Kara Sprague	Director	November 20, 2025
/s/ THOMAS SWEET Thomas Sweet	Director	November 20, 2025
/s/ JOHAN WIBERGH Johan Wibergh	Director	November 20, 2025